Exhibit 8

Changes in subsidiaries of Océ N.V. since the listing thereof in Océ Form 20-F for its fiscal year ended November 30, 2005

Name of subsidiaries	Jurisdiction of Incorporation of Organisation	Notes
Océ-Deutschland Facility Services G.m.b.H.	Germany	Name change into Océ- Deutschland Business Services G.m.b.H. March 25, 2004

Océ-Facility Services Est EURL	France	Name change into Océ-Business Service Est EURL May 13, 2004

Océ-Reprographics Limited	Australia	Liquidated March 16, 2005

OSCOP-ServiÇo de Cópias LDA	Portugal	Liquidated July 25, 2005

Orange Merger Corp.	USA	Established September 13, 2005 and merged into Imagistics International, Inc. October 31, 2005

Imagistics International, Inc.	USA	Acquired October 2005

Imagistics International Limited	United Kingdom	Acquired October 2005

BEC Holdings Limited	United Kingdom	Acquired October 2005

BEC Digital Limited	United Kingdom	Acquired October 2005

Lakeside Office Systems Ltd.	Canada	Acquired October 2005

Imagistics Canada Inc.	Canada	Acquired October 2005

Onyx Graphics, Inc.	USA	Established September 1, 2005

Océ Imagistics (UK) Limited	UK	Incorporated November 14, 2005

Imagistics International, Inc.	USA	Name change into Océ Imagistics Inc. December 1, 2005

Lakeside Office Systems Ltd. and Imagistics Canada Inc.	Canada	Amalgamation and name change into Océ Imagistics Canada Inc. December 19, 2005

Océ Printing Systems (Asia) Pte.Ltd.	Singapore	Liquidated December 23, 2005

Océ Rental (Shanghai) Company Ltd.	PR China	Established January 17, 2006

Océ-Slovensko Spol. S.R.O.	Slovakia	Liquidated January 26, 2006

Océ-Display Graphics Belgium N.V.	Belgium	Established February 3, 2006